EXHIBIT 3.11: Certificate of Amendment of Articles of Incorporation

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                                  NUTEK, INC.

Nutek, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada,

Pursuant to the applicable provisions of the Nevada Business Corporation Act, Nutek, Inc. (the "Corporation" Adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:


The Board of Directors of said corporation at a meeting duly convened, held on the 5th day of January, 2004, adopted a resolution to amend the original article as follows:

Article I is hereby amended to read as follows:

The name of the corporation is Datascension, Inc.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 148,325,469; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, said Nutek, Inc, has caused this Certificate to be executed, acknowledged and filed by its President this 26th day of January, 2004.

                            NUTEK, INC.


                            By:  /a/ Murray N. Conradie
                    ---------------------------------------
                                    Murray N. Conradie, CEO